Exhibit 3.14

CERTIFICATE OF FORMATION

OF

SF&A ACQUISITION COMPANY, L.L.C.

A Delaware Limited Liability Company

1. The name of the limited liability company is SF&A Acquisition Company, L.L.C. (the “Company”).

2. The address of the registered office of the Company and the name of the registered agent for service of process of the Company at such address are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The Company shall have perpetual existence.

4. This Certificate of Formation shall be effective as of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in existence perpetually unless its existence is sooner terminated pursuant to Article XI of the Limited Liability Company Agreement of SF&A Acquisition Company, L.L.C.

5. It is intended that, in accordance with Treasury Regulations Section 301.7701-3(b)(1)(ii) (or any successor provisions) and corresponding provisions of applicable state laws, the Company be disregarded as an entity separate from its sole member for all income and franchise tax purposes.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation this 23rd day of September, 2002.

By:	/s/ Geoffrey A. Long
Geoffrey A. Long Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 06:00 PM 09/23/2002 020591714 – 3571950